EXHIBIT 99.1
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13D with respect to the Common stock, $0.0001 par value, of Adverum Biotechnologies, Inc. dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.
Dated:	March 21, 2019

THE SONIC FUND II, L.P.

By: /s/ Lawrence Kam
Name: Lawrence Kam Title: General Partner

/s /s/ Lawrence Kam Lawrence Kam